Exhibit 10.2

CODE OF ETHICS FOR THE PRINCIPAL EXECUTIVE OFFICER

AND SENIOR EXECUTIVE OFFICERS of DOMINOVAS ENERGY CORPORATION

Adopted 07-03-2015

Purpose

Dominovas Energy Corporation, (the “Company”) is committed to promoting honest and ethical conduct among its principal executive officer, principal executive officers, principal financial officer, principal accounting officer or controller, other persons performing similar functions, and other persons designated from time to time by the Company’s Board of Directors (each a “Senior Financial Officer” and, collectively, the “Senior Financial Officers”). To further that commitment and in an attempt to help ensure full, fair, accurate, timely, and understandable disclosure in all reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company, the Company has adopted this Code of Ethics for the Principal Executive Officer and Senior Financial Officers (the “Code”). The Senior Financial Officers are expected to adhere to the Code in their professional conduct.

Standards

In their professional conduct, the Senior Financial Officers must:

1.
Conduct themselves honestly and ethically, and ethically handle all actual or apparent conflicts of interests between their personal and professional relationships. A potential conflict of interest is deemed to have occurred whenever the Senior Financial Officer or a member of their immediate family or household has received personal financial or other benefit as the result of a contractual or business relationship of the Company.

2.	Comply with any conflict of interest policies and guidelines set forth in any other code of ethics or similar code adopted by the Company.

3.
Report potential or apparent conflicts of interest involving Senior Financial Officers to the Audit Committee of the Company’s Board of Directors, who will review the transaction or relationship and determine how the situation should be resolved.

4.	Comply with all applicable laws, statutes, rules and regulations.

Reasonable and customary business entertainment activities shall not be considered a conflict under this code.

Reporting and Enforcement

Violations of this Code may be reported to the Audit Committee pursuant to applicable policies of the Company.

1 | Page
Approved by the Board of Directors July 2015

A Senior Financial Officer who violates this Code will be subject to disciplinary action, which may include dismissal.  This Officer may also face other legal consequences.

The Audit Committee is responsible for the enforcement of this Code and will take such actions in enforcing this Code, as it determines is reasonably designed to deter wrongdoing and to promote adherence with the standards of this Code.

Waiver

The Audit Committee or the Board of Directors may waive application of the Code only in advance and only under exceptional circumstances. Any waiver or amendment of the Code will be disclosed in accordance with applicable law, Securities and Exchange Commission requirements and stock exchange listing standards.

Miscellaneous

All persons subject to this Code may be required to execute a certification affirming they have read and agree to comply with the provisions of this Code.

This Code is not intended to and does not constitute an employment contract or assurance of continued employment and does not create any rights in any employee, client, supplier, competitor, shareholder, or any other person or entity.

2 | Page
Approved by the Board of Directors July 2015